Exhibit 99.1

FORM OF INSTRUCTIONS
AS TO USE OF
GYRODYNE COMPANY OF AMERICA, INC.
RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER
AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Gyrodyne Company of America, Inc., a New York corporation (“Gyrodyne”), to the holders of record (the “Recordholders”) of its common stock, par value $1.00 per share (the “Common Stock”), as described in the Gyrodyne prospectus dated [•], 2011 (the “Prospectus”).  Recordholders of Common Stock as of 5:00 p.m., New York City time, on August 15, 2011 (the “Record Date”), are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”).  In the Rights Offering, Gyrodyne is offering an aggregate of 173,305 Underlying Shares.

Each Recordholder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date.  The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on [•], 2011, unless extended (the “Expiration Time”).  Each 7.5 Rights allows the holder thereof to subscribe for one (1) share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $53 per full share (the “Subscription Price”).  Any fractional rights resulting from the share allocation process will be rounded up to the nearest whole number.  For example, if a Recordholder owned 100 shares of Common Stock as of 5:00 p.m., New York City time, on the Record Date, it would receive 100 Rights and would have the right to purchase 14 shares of Common Stock for the Subscription Price.

If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of Common Stock that are not purchased by shareholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Privilege.  To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Privileges, then the Unsubscribed Shares will be allocated among those who properly exercised their Over-Subscription Privilege pro rata based on the total number of shares requested by shareholders pursuant to the Over-Subscription Privilege.

If there are not enough Unsubscribed Shares to honor all requests under the Over-Subscription Privilege, Gyrodyne may, at its discretion, issue up to an additional 19,336 shares of Common Stock (the “Over-Allotment Shares”) to honor requests under the Over-Subscription Privilege, subject to the same terms and conditions of the Rights Offering, including the proration procedures described above with respect to the Unsubscribed Shares.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy, including under its Over-Subscription Privilege.  Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of shares it may purchase pursuant to the Recordholder’s Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock such Recordholder desires to purchase pursuant to the Over-Subscription Privilege.

Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege will be eliminated by rounding up to the nearest whole share, with the total exercise price being adjusted accordingly.  Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Gyrodyne will not be required to issue shares of our Common Stock to you if the Subscription Agent does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents.  Gyrodyne may extend the Expiration Time for a period not to exceed 30 days.  If Gyrodyne elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced Expiration Time.  The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”).

The number of Rights to which you are entitled is printed on the face of your Rights Certificate.  You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT FOR SHARES OF COMMON STOCK SUBSCRIBED FOR IN THE BASIC SUBSCRIPTION PRIVILEGE PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME.  ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED, EVEN IF THE RIGHTS OFFERING IS EXTENDED BY GYRODYNE’S BOARD OF DIRECTORS.  HOWEVER, IF GYRODYNE AMENDS THE RIGHTS OFFERING TO ALLOW FOR AN EXTENSION OF THE RIGHTS OFFERING FOR A PERIOD OF MORE THAN 30 DAYS OR MAKES A FUNDAMENTAL CHANGE TO THE TERMS SET FORTH IN THE PROSPECTUS, A HOLDER OF RIGHTS MAY CANCEL ITS SUBSCRIPTION AND RECEIVE A REFUND OF ANY MONEY IT HAS ADVANCED.  RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription — Exercise of Rights.

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent, on or prior to the Expiration Time.  Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent.  All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for (a) by personal check drawn upon a U.S. bank, payable to Registrar and Transfer Company, as Subscription Agent, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at TD Bank, 6000 Atrium Way, Mt. Laurel, New Jersey  08054, ABA No. 031-201-360, for the benefit of Registrar and Transfer Company as Rights Subscription Agent for Various Holders, further credit to Account Number 276-053-5977, Reference – Gyrodyne Rights Offering (the “Subscription Account”).  Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer.  Payments will be deemed to have been received upon (i) clearance of any uncertified check or (ii) receipt of collected funds in the Subscription Account designated above.  If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear.  Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of wire transfer of funds.

The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Hand or Overnight Courier:	By Mail:
Registrar and Transfer Company Attn: Reorg/Exchange Dept. 10 Commerce Drive Cranford, New Jersey 07016	Registrar and Transfer Company Attn: Reorg/Exchange Dept. P.O. Box 645 Cranford, New Jersey 07016

Telephone Number for Confirmation:
800-866-1340 (toll free)

Telephone Number for Information:
MacKenzie Partners, Inc.,
Information Agent
(800) 322-2885 (toll free)

Delivery to an address other than those above does not constitute valid delivery.

By making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Rights Certificate on your behalf.

If you do not indicate the number of shares of Common Stock being subscribed for, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent.  If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of shares of Common Stock with your over-payment.  If we do not apply your full Subscription Price payment to your purchase of shares of Common Stock, the excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable.

Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Gyrodyne, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of shares of Common Stock that are being subscribed for pursuant to the Basic Subscription Privilege and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

Gyrodyne can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering.  Gyrodyne will not be able to satisfy a Recordholder’s exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Privileges in full and Gyrodyne decides not to issue any Over-Allotment Shares, and we will only honor an Over-Subscription Privilege exercise to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privileges.

•
To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Recordholder pursuant to the Over-Subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Shares available to it, as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

•
To the extent the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Over-Subscription Privilege, such Recordholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege.  See “The Rights Offering — The Subscription Rights — Over-Subscription and Over-Allotment Option” in the Prospectus.

2.	Delivery of Stock Certificates and Excess Payments.

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a)           Stock Certificates.  As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder a stock certificate representing the total number of shares of Common Stock purchased by such Rights holder in the Rights Offering, including all shares of Common Stock allocated to such Rights holder pursuant to the Over-Subscription Privilege.

(b)           Excess Cash Payments.  As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each Rights holder, without interest.

3.	Sale or Transfer of Rights.

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

4.	Execution.

(a)           Execution by Registered Holder.  The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever.  Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)           Execution by Person Other than Registered Holder.  If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c)           Signature Guarantees.  Your signature must be guaranteed by an Eligible Institution if you specify special payment or delivery instructions.

5.	Method of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder.  However, if you elect to exercise your Rights, Gyrodyne urges you to consider using a certified check or wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Time.  If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check or you wire or transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of the certified check or wire or transfer.  Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Time.  The clearinghouse may require five or more business days.  Accordingly, Recordholders that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

6.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights subscribed for pursuant to the Basic Subscription Privilege and the number of Unsubscribed Shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.